Exhibit 99.1

For more information, contact:
David Flanery
SVP and Chief Financial Officer
502-261-4753

PAPA JOHN’S ANNOUNCES KEY OPERATING
ASSUMPTIONS AND EARNINGS GUIDANCE FOR 2009

Projects Impact of Initiatives Not Expected to Reoccur in 2010;
Reaffirms 2008 Earnings Guidance

Highlights
·	Projected 2009 earnings per share of $1.32 to $1.40, excluding BIBP, but including $0.30 to $0.35 per share unfavorable impact of 2009 initiatives not expected to reoccur in 2010
·	Projected domestic system-wide comparable sales in 2009 ranging from flat to negative 2%
·	Projected 2009 international system-wide sales increase of 25% to 30%
·	Projected 2009 worldwide net new unit openings of 100 to 140 (50 to 70 net closings for domestic and 170 to 190 net openings for international)
·	Reaffirmed 2008 EPS guidance near the $1.68 low end of the previously announced range, excluding impact of BIBP and other items (see “Non-GAAP Measures” in 2008 Earnings Guidance section, below)

Louisville, Kentucky (December 15, 2008) – Papa John’s International, Inc. (NASDAQ: PZZA) today announced its 2009 operating assumptions and earnings guidance.  The company projects earnings per share in the range of $1.32 to $1.40 for 2009, excluding the impact from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (BIBP), a variable interest entity, in accordance with FIN 46.

The projected earnings guidance includes the impact of the previously-announced franchise support initiatives, CEO transition costs and certain additional initiatives focused on enhancing quality and driving alternative ordering channels.  The projected earnings guidance also includes the accretive impact of the expected execution of the current share repurchase authorization throughout 2009.

Significant 2009 Operational Assumptions

Restaurant Sales – Domestic system-wide comparable sales are expected to range from flat to a decrease of 2% in 2009, with results for company-owned and franchised units expected to be relatively consistent.  The consumer environment is expected to continue to be very challenging, with rising unemployment trends seen as a key indicator for the restaurant industry outlook.  Total sales growth for international restaurants is expected to range from 25% to 30% in 2009, due primarily to new unit growth.

Unit Growth – Worldwide net unit growth in 2009 is expected to be in the range of 100 to 140 units, including a net decline of 50 to 70 units domestically and a net increase of 170 to 190 units internationally.  This would represent an approximate 2% decline in domestic units and an approximate 30% increase in international units.  A substantial majority of openings worldwide will be franchise units.

Revenues – Consolidated revenues are expected to be relatively flat in 2009 as compared to 2008 results.  The favorable impact of commodity cost increases on commissary revenues and of international net unit growth is expected to be substantially offset by the unfavorable impact of domestic net unit closings and the refranchising of 63 domestic units in the fourth quarter of 2008.

Operating Margin – Consolidated operating margin in 2009 is expected to be approximately 1.2% to 1.5% lower than 2008 results.  The decrease is primarily due to the cost of the previously-announced franchise initiatives, commodity and wage rate cost pressures at company-owned restaurants, the impact of net domestic unit closings on royalty and commissary income and CEO transition costs, partially offset by improvement in international operating losses as this business unit continues on track to achieve break-even results in 2010.

Capital Expenditures – Capital expenditures for 2009 are expected to be approximately $30 to $35 million, allocated relatively evenly between growth, cost reduction and ongoing maintenance initiatives.  The growth initiatives include new domestic and international restaurants in existing company-owned markets.  The cost reduction initiatives include technology-based or other initiatives focused on improving productivity in company-owned restaurants and commissaries.

Nonrecurring Initiatives and Other Costs

Operating results for 2009 are expected to be impacted by certain initiatives/costs that are not projected to reoccur in 2010 or to occur only at greatly reduced levels.  These incremental 2009 items include suspended collection of the 0.25% increase in royalty rate initially scheduled for January 2009, incremental system-wide marketing support, and an increase in anticipated royalty relief or other targeted franchise financial relief.  Additionally, CEO transition costs incurred in 2009 are not expected to reoccur in 2010.

The total estimated impact of 2009 initiatives/costs that are not expected to reoccur in 2010 is approximately $12 to $14 million, representing an earnings per share impact of approximately $0.30 to $0.35.  The company anticipates that improvements in the overall economy by 2010 will allow for the royalty rate increase and noted reductions in support activities.

Share Repurchase Activity

The company has current remaining share repurchase authorization of approximately $62.3 million through the end of 2009.  The company executed a trading plan under SEC Rule 10b5-1 in December, effective January 2, 2009, to facilitate the completion of the remaining share repurchase authorization.  The trading plan includes predetermined criteria and limitations and is scheduled to expire December 31, 2009, unless terminated sooner under plan provisions.

From time to time, certain officers of the company may execute or amend trading plans under Rule 10b5-1 which permit persons who are not in possession of material, nonpublic information about the company to establish pre-arranged plans to buy or sell securities of that company.  All transactions under such trading plans will be disclosed publicly as required through periodic filings with the Securities and Exchange Commission.

2008 Earnings Guidance Reaffirmed

The company reaffirmed its guidance that earnings for 2008 would be near the $1.68 low end of the previously announced range, excluding the impact of BIBP and other noted items.  The financial information presented in this press release excluding the impact of the consolidation of BIBP, the finalization of certain income tax issues and the loss recorded on the divestiture or impairment of company-owned restaurants or markets, are not measures that are defined in accordance with accounting principles generally accepted in the United States (“Non-GAAP Measures”).

A complete discussion of our use of Non-GAAP Measures and a reconciliation of the financial results we present excluding the impact of the above-mentioned items to our GAAP financial measures for the three- and nine-months ended September 2008 and 2007 was included in our third quarter earnings release dated November 4, 2008.

Annual Meeting Date Scheduled

Papa John’s today announced that its 2009 Annual Meeting of Stockholders will be held on Thursday, April 30, 2009 at 11:00 a.m. local time at the company's corporate offices located at 2002 Papa John's Boulevard, Louisville, Kentucky.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the federal securities laws.  These forward looking statements are not historical facts and involve risks and uncertainties.  For a discussion of these risks and uncertainties, which could cause actual results to differ from those contained in the forward looking statements, see “Risk Factors” in our Annual Report on Form 10-K for the most recently ended fiscal year and our Form 10-Q for the most recently ended fiscal quarter.

* * * * * *

Headquartered in Louisville, Kentucky, Papa John’s International, Inc. is the world’s third largest pizza company.  For nine years running, consumers have rated Papa John’s No. 1 in customer satisfaction among all pizza chains in the highly regarded American Customer Satisfaction Index (ACSI).  Papa John’s also ranks first among pizza companies in the 2008 Brand Keys Customer Loyalty Engagement Index, was honored by Restaurants & Institutions Magazine (R&I) with the 2008 Silver Award for Consumers’ Choice in Chains in the pizza segment, and was named 2007 Pizza Today Chain of the Year.  For more information about the company or to order pizza online, visit Papa John’s at www.papajohns.com.